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ANTARES PHARMA REPORTS THIRD QUARTER 2019 OPERATING AND FINANCIAL RESULTS

Record Quarterly Revenue of $34.3 Million – Earnings Per Share of $0.01

The Company Increases Full Year 2019 Revenue Guidance to a Range of $115.0 to $120.0 Million

EWING, NJ, November 5, 2019 -- Antares Pharma, Inc. (NASDAQ: ATRS) (“the Company”) today reported operating and financial results for the third quarter ended September 30, 2019.  The Company reported revenue of $34.3 million and earnings per share of $0.01 for the quarter ended September 30, 2019.  The Company also reported record nine-month year-to-date revenue of $86.0 million.

“I am extremely pleased to report another quarter of record revenue driven by increased sales of our flagship product XYOSTED, and strong demand for our partnered products, led by the rapid growth of Teva’s generic EpiPen.  Another historic milestone for Antares today was the recognition of the first profit from ongoing operations in the Company’s history.” said Robert F. Apple, President and Chief Executive Officer of the Company.  “While our commercial organization is executing on the XYOSTED launch plan, we continue to make progress on our strategy to drive top-line revenue growth derived from a diverse mix of proprietary and partnered product revenue.  As a result of the growing demand for our products and devices, we are once again revising upward our full-year 2019 revenue guidance to a range of $115.0 to $120.0 million.”

Third Quarter 2019 and Recent Highlights

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Reported third quarter 2019 revenue of $34.3 million, an increase of 92% compared to the same period last year.  Generated third quarter product revenue of $24.7 million, an increase of 113% compared to the same period last year.  Third quarter royalty revenue was $8.4 million as compared to $3.7 million reported in the same period last year, a 126% increase.  Cash and cash equivalents were $41.9 million at September 30, 2019, as compared to $40.2 million at June 30, 2019.

•	Reported third quarter 2019 earnings per share of $0.01. This represents the Company’s first quarterly income from ongoing operations.

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On October 28, 2019, we received the final $2.5 million payment from Ferring Pharmaceuticals in connection with the previously announced sale of the ZOMAJET™ needle free delivery system. The gain on the sale of the needle free product line was previously recorded in the fourth quarter of 2018.

•	Announced two poster presentations at the 20th Annual Fall Scientific Meeting of the Sexual Medicine Society of America.

•	Announced that our partner Teva Pharmaceuticals launched a generic equivalent of the EpiPen Jr®. Teva’s generic equivalent of the EpiPen® and the EpiPen Jr® utilize the Antares Pharma VIBEX® device.

Third Quarter and Year-to-Date Financial Results

Total revenue represents revenue generated from product sales, development activities and royalties.  Total revenue was $34.3 million for the three months ended September 30, 2019, compared to $17.9 million for the comparable period in 2018, a 92% increase.   For the nine months ended September 30, 2019, total revenue was $86.0 million, compared to $44.7 million for the comparable period in 2018, also a 92% increase.

Product sales represent sales of our proprietary products and devices or device components to our partners.  Product sales were $24.7 million for the three months ended September 30, 2019, compared to $11.6 million for the comparable period in 2018, a 113% increase.  For the nine month period ended September 30, 2019, product sales were $63.6 million, compared to $33.6 million for the comparable period in 2018, an 89% increase.

Sales of our proprietary products XYOSTED® and OTREXUP® generated revenue of $11.5 million and $25.2 million for the three and nine months ended September 30, 2019, respectively, as compared to $4.1 million and $11.8 million for the three and nine months ended September 30, 2018, respectively. The increase in proprietary product sales for the three and nine months ended September 30, 2019 as compared to the three and nine months ended September 30, 2018 was principally attributable to sales of XYOSTED®, which was launched in late 2018.

We sell devices, components and fully assembled and packaged product to our partners Teva, AMAG and Ferring.  Partnered product sales were $13.2 million and $7.5 million for the three months ended September 30, 2019 and 2018, respectively, and $38.4 million and $21.8 million for the nine months ended September 30, 2019 and 2018, respectively. The increase in sales of partnered products for the three and nine months ended September 30, 2019 as compared to the same period in 2018 is primarily attributable to sales of auto injector devices to Teva for use with their Epinephrine Injection USP.  With the final Ferring payment received, we will no longer manufacture and supply needle free devices.

Licensing and development revenue includes license fees received from partners for the right to use our intellectual property and amounts earned in joint development arrangements with partners under which we perform development activities or develop new products on their behalf. Licensing and development revenue was $1.2 million and $4.4 million for the three and nine month periods ended September 30, 2019, respectively, compared to $2.6 million and $5.6 million for the comparable periods in 2018, respectively. Licensing and development revenue for the three and nine month periods was primarily from Teva teriparatide pen and Pfizer rescue pen development programs.

Royalties are recognized based on in-market sales of products sold by our partners. Royalty revenue was $8.4 million for the three months ended September 30, 2019 compared to $3.7 million for the same period in 2018, a 126% increase.  For the nine month period ended September 30, 2019, royalty revenue was $18.1 million, compared to $5.5 million for the comparable period in 2018, a 230% increase.  The significant increases in royalty revenue for the three and nine month periods were primarily attributable to royalties recognized from Teva on their net sales of Epinephrine Injection USP and from AMAG on their net sales of the Makena® subcutaneous auto injector.

Operating expenses were $19.2 million for the third quarter of 2019 compared to $11.9 million in the comparable period of 2018.  Total operating expenses for the nine months ended September 30, 2019 were $54.2 million as compared to $34.2 million for the comparable period in 2018.  The increase in operating expenses for the three and nine month periods of 2019 was primarily attributable to additional sales and marketing expenses associated with the launch of XYOSTED®.

Net income was $1.0 million for the third quarter of 2019, compared to a ($1.9) million net loss in the comparable period in 2018, and a ($6.7) million loss for the nine months ended September 30, 2019 compared to ($12.6) million net loss in the comparable period of 2018, a reduction of 47%.  Net income per share was $0.01 and net loss per share was ($0.04) for the three and nine month periods ended

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September 30, 2019, respectively, and net loss per share was ($0.01) and ($0.08) for the comparable periods in 2018, respectively.

At September 30, 2019, cash and cash equivalents were $41.9 million compared to $27.9 million at December 31, 2018. During the second quarter of 2019, the Company amended the existing loan and security agreement with Hercules Capital and borrowed an additional $15 million upon execution of the agreement.

2019 Financial Guidance

The Company is raising full year 2019 revenue guidance to a range of $115.0 million to $120.0 million, from a previous range of $100.0 million to $110.0 million.

Conference Call, Call Replay and Webcast

Antares executives will provide a Company update and review third quarter 2019 financial results via webcast and conference call today, November 5, 2019, at 8:30 a.m. ET (Eastern Time). The webcast of the conference call, which will include a slide presentation, can be accessed through the link located on the “For Investors” section of the Company’s website (www.antarespharma.com) under “Webcasts & Presentations”.  Alternatively, callers may participate in the audio portion of the conference call by dialing toll free 1-888-204-4368, or 1-323-994-2093.  Callers should reference the Antares Pharma conference call or conference identification code 8800570. Callers can access the slide presentation on the “For Investors” section of the Company’s website under “Webcasts & Presentations”.  A telephone replay of the conference call will be available from 11:30 a.m. ET on Tuesday, November 5, 2019 through 11:30 a.m. ET on Thursday, December 5, 2019. To access the replay, callers should dial 1-888-203-1112 or 1-719-457-0820 and enter passcode 8800570.

About Antares Pharma

Antares Pharma, Inc. is a combination drug device company focused primarily on the development and commercialization of self-administered parenteral pharmaceutical products using advanced drug delivery auto injector technology.  The Company has a portfolio of proprietary and partnered commercial products with several product candidates in various stages of development, as well as significant strategic alliances with industry leading pharmaceutical companies including Teva Pharmaceutical Industries, Ltd. (Teva), AMAG Pharmaceuticals, Inc. and Pfizer Inc. (Pfizer).  Antares Pharma’s proprietary products include XYOSTED® (testosterone enanthate) injection, OTREXUP® (methotrexate) injection for subcutaneous use and Sumatriptan Injection USP, which is distributed by Teva.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described.  Factors that may cause such differences include, but are not limited to: market acceptance, adequate reimbursement coverage and commercial success of XYOSTED™ and future revenue from the same; market acceptance of Teva’s generic epinephrine auto-injector product and future revenue from the same; our expectations regarding whether the FDA will pursue withdrawal of approval for AMAG Pharmaceuticals Inc.’s Makena® subcutaneous auto injector following the recent FDA advisory committee meeting and future prescriptions, market acceptance and revenue from Makena® subcutaneous auto injector; Teva’s ability to successfully commercialize VIBEX® Sumatriptan Injection USP and the amount of revenue from the same; continued growth of prescriptions and sales of OTREXUP®;  the timing and results of the Company’s or its partners’ research projects or clinical trials of product candidates in development including projects with Teva and Pfizer and our proprietary programs  for ATRS-1701 and our development program for the

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use of subcutaneous methotrexate for the treatment of ectopic pregnancy; actions by the FDA or other regulatory agencies with respect to the Company’s products or product candidates of its partners; continued growth in product, development, licensing and royalty revenue; achievement of the 2019 revised revenue guidance; the Company’s ability to meet loan extension and interest only payment milestones and the ability to repay the debt obligation to Hercules Capital; successful completion of the transaction with Ferring International Center, S.A.; the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ''may'', ''will'', ''should'', ''would'', ''expect'', ''intend'', ''plan'', ''anticipate'', ''believe'', ''estimate'', ''predict'', ''potential'', ''seem'', ''seek'', ''future'', ''continue'', or ''appear'' or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, and in the Company's other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contact:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

jhowarth@antarespharma.com

TABLES FOLLOW

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ANTARES PHARMA, INC.

Table 1 - CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Increase	September 30,		Increase
	2019	2018	(Decrease)	2019	2018	(Decrease)
Revenue:
Product sales	$24,687	$11,597	113%	$63,607	$33,641	89%
Licensing and development revenue	1,211	2,554	(53)%	4,365	5,624	(22)%
Royalties	8,408	3,717	126%	18,053	5,468	230%
Total revenue	34,306	17,868	92%	86,025	44,733	92%
Cost of Revenue	13,062	7,289	79%	36,449	21,435	70%
Gross profit	21,244	10,579	101%	49,576	23,298	113%
Research and development	2,863	3,191	(10)%	7,744	9,321	(17)%
Selling, general and administrative	16,385	8,747	87%	46,407	24,866	87%
Total operating expenses	19,248	11,938	61%	54,151	34,187	58%
Operating income (loss)	1,996	(1,359)	(247)%	(4,575)	(10,889)	(58)%
Other expense	(953)	(577)	65%	(2,147)	(1,760)	22%
Net income (loss)	$1,043	$(1,936)	(154)%	$(6,722)	$(12,649)	(47)%
Basic and diluted net income (loss) per share	$0.01	$(0.01)		$(0.04)	$(0.08)
Weighted average shares outstanding:
Basic	163,119	157,471		162,109	157,076
Diluted	168,503	157,471		162,109	157,076

ANTARES PHARMA, INC.

Table 2 – CONSOLIDATED DETAIL OF REVENUE FROM PRODUCT SALES

(amounts in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Product sales:
XYOSTED®	$7,020	$—	$12,346	$—
OTREXUP®	4,438	4,094	12,867	11,820
Partnered product sales	13,229	7,503	38,394	21,821
Total product sales	$24,687	$11,597	$63,607	$33,641

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ANTARES PHARMA, INC.

Table 3 – CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	September 30,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$41,874	$27,892
Accounts receivable	33,931	18,976
Inventories	16,503	11,350
Contract assets	6,199	10,442
Equipment, molds, furniture and fixtures, net	15,409	14,895
Goodwill, intangibles and right-of-use assets, net	7,065	1,926
Other assets	1,948	2,796
Total Assets	$122,929	$88,277

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$31,496	$23,132
Other current liabilities	2,387	4,061
Long-term liabilities	44,631	22,083
Stockholders’ equity	44,415	39,001
Total Liabilities and Stockholders’ Equity	$122,929	$88,277

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